CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 4 to the registration statement on Form N-1A (the "Registration Statement") of our report dated June 12, 1998, relating to the financial statements and financial highlights of each of the five funds comprising ORBITEX Group of Funds, which appear in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information.

PricewaterhouseCoopers LLP
Boston, Massachusetts
August 17, 1998